Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS THIRD QUARTER 2018 RESULTS
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (November 8, 2018) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced financial results for the third quarter ended September 30, 2018.
Third Quarter 2018 Highlights
• ESS contributed 37% of total sales in the quarter
• U.S. ESS sales increased 24% year-over-year in the quarter and 34% in the first nine months of 2018
• Worldwide ESS sales increased 40% in the first nine months of 2018
• Completed two gross margin improvement projects projected to contribute $2 million annually starting in 2019
Todd Newton, CEO of Apollo, commented, "ESS sales contributed 37% of overall revenue in the third quarter, showing solid progress despite a challenging comparable period in certain OUS markets in the prior year. We also achieved good IGB sales growth in the markets where Orbera365, our 12-month product is available. And finally, we are pleased to announce the completion of our two gross margin improvement projects that will add an estimated $2 million annually to our Endo gross margin beginning in 2019."
Third Quarter 2018 Results
Total revenues in the third quarter of 2018 were $14.1 million, compared to $16.5 million in the third quarter 2017, a decrease of 15%. Foreign currency fluctuations decreased total revenues $0.3 million for the three months ended September 30, 2018.
U.S. Endoscopic Suturing System ("ESS") product sales increased 24% to $2.5 million due to continuing new user adoption and greater product utilization in existing accounts. Outside the U.S. ("OUS") ESS product sales decreased 6%, to $2.7 million, due to lower third quarter 2018 sales in Australia and Brazil. Brazil ESS sales, in the third quarter of the prior year, included large initial orders with the launch of OverStitch in that country following regulatory approval in July 2017. In Australia, the third quarter of the prior year experienced elevated levels of ESS sales as providers used a gastroplasty code for ESG reimbursement before the Australian government warned against use of this code for obesity-related treatments at the end of 2017. These circumstances offset continued ESS growth during the third quarter in remaining OUS markets. In total, ESS product sales increased 6% to  $5.2 million in the third quarter 2018 compared to $4.9 million in the third quarter 2017.
Total Intragastric balloon ("IGB") product sales decreased 8% to $4.1 million in the third quarter 2018 compared to $4.4 million in the third quarter 2017. OUS IGB product sales decreased 8%, to $2.9 million as higher unit sales and average selling prices of Orbera365™ in Europe were offset by weaker six-month balloon sales in Brazil. In the U.S., IGB product sales decreased $0.1 million, or 7% to $1.2 million due to decreased consumer demand following the June 2018 FDA letter to Health Care Professionals ("HCPs").
Total Surgical product sales decreased $2.4 million, or 34% in the third quarter 2018 compared to the third quarter 2017 due to reductions in gastric banding procedures being performed worldwide.
Gross margin for the third quarter 2018 was 55%, compared to 64% for the third quarter 2017, resulting from a greater proportion of our overall product sales coming from our ESS products, which realize a lower gross margin than our other products. We have now completed two additional gross margin improvement projects related to the cinch component of OverStitch and the IGB delivery system, which on a combined basis will improve gross margin by approximately $2 million annually beginning in 2019.
Total operating expenses increased $1.0 million to $15.8 million in the third quarter 2018, compared to the third quarter 2017. The increase was due to higher research and development expenses in the third quarter primarily attributable to clinical study activities associated with our Endobariatric products, new product development activities, and margin improvement project activities.
Net loss for the third quarter 2018 was $9.8 million compared to $4.9 million for the third quarter 2017. The increased net loss was primarily due to lower gross profit and higher research and development expenses.

Cash, cash equivalents and restricted cash were $29.5 million as of September 30, 2018, which includes principal payments of $2.5 million on our credit facility during the quarter.
Conference Call
Apollo will host a conference call on November 8, 2018 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss Apollo's operating results for the third quarter ended September 30, 2018.
To participate in the conference call dial (866) 393-4306 for domestic callers and (734) 385-2616 for international callers. The conference ID number is 3448713. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: www.ir.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com following the event.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on less invasive therapies for the treatment of obesity, a condition facing over 650 million people globally, as well as other gastrointestinal conditions. Apollo's device based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 70 countries today and include the OverStitch™ Endoscopic Suturing System, the ORBERA® Intragastric Balloon, and the LAP-BAND® Adjustable Gastric Banding System.
Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; the execution of our gross margin improvement projects; and statements relating to the availability of cash for Apollo's future operations, Apollo’s ability to support the adoption of its products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2017. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
John Gillings, 512-279-5100
Investor Relations Manager
investor-relations@apolloendo.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$14,141	$16,544	45,672	48,170
Cost of sales	6,400	6,012	19,560	17,744
Gross margin	7,741	10,532	26,112	30,426
Operating expenses:
Sales and marketing	7,344	7,978	25,078	24,832
General and administrative	3,021	2,858	9,589	10,293
Research and development	3,671	2,178	9,281	6,420
Amortization of intangible assets	1,807	1,803	5,411	5,444
Total operating expenses	15,843	14,817	49,359	46,989
Loss from operations	(8,102)	(4,285)	(23,247)	(16,563)
Other expenses:
Interest expense, net	1,001	1,013	2,980	3,529
Other expense (income)	620	(451)	1,085	(283)
Net loss before income taxes	(9,723)	(4,847)	(27,312)	(19,809)
Income tax expense	36	55	122	168
Net loss	$(9,759)	$(4,902)	(27,434)	(19,977)
Net loss per share, basic and diluted	$(0.45)	$(0.32)	$(1.44)	$(1.62)
Shares used in computing net loss per share, basic and diluted (1)	21,885,158	15,481,872	19,080,400	12,310,426
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(1) In July 2017, 6.5 million common shares were issued upon completion of a public offering. In June 2018, 4.3 million common shares were issued upon completion of a public offering.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$2,511	$2,698	$5,209	$2,018	$2,878	$4,896	24.4%	(6.3)%	6.4%
IGB	1,175	2,898	4,073	1,263	3,151	4,414	(7.0)%	(8.0)%	(7.7)%
Total Endo-bariatric	3,686	5,596	9,282	3,281	6,029	9,310	12.3%	(7.2)%	(0.3)%
Surgical	2,790	1,851	4,641	4,422	2,605	7,027	(36.9)%	(28.9)%	(34.0)%
Other	210	8	218	200	7	207	5.0%	14.3%	5.3%
Total revenues	$6,686	$7,455	$14,141	$7,903	$8,641	$16,544	(15.4)%	(13.7)%	(14.5)%
% Total revenues	47.3%	52.7%		47.8%	52.2%

	Nine Months Ended September 30, 2018			Nine Months Ended September 30, 2017			% Increase/ (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$7,663	$8,793	$16,456	$5,740	$5,988	$11,728	33.5%	46.8%	40.3%
IGB	4,461	9,425	13,886	5,123	9,312	14,435	(12.9)%	1.2%	(3.8)%
Total Endo-bariatric	12,124	18,218	30,342	10,863	15,300	26,163	11.6%	19.1%	16.0%
Surgical	8,359	6,210	14,569	13,271	8,164	21,435	(37.0)%	(23.9)%	(32.0)%
Other	735	26	761	551	21	572	33.4%	23.8%	33.0%
Total revenues	$21,218	$24,454	$45,672	$24,685	$23,485	$48,170	(14.0)%	4.1%	(5.2)%
% Total revenues	46.5%	53.5%		51.2%	48.8%
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Endoscopic Suturing System ("ESS") and Intragastric Balloon ("IGB").